Exhibit 5.1

ATTORNEYS AT LAW	Broomfield, CO 720 566-4000
Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400	Denver, CO 303 606-4800 Kirkland, WA 425 893-7700 Menlo Park, CA 650 843-5100
Reston, VA 703 456-8000 San Diego, CA 858 550-6000
www.cooley.com	San Francisco, CA 415 693-2000

June 28, 2001

InterMune, Inc.
1710 Gilbreth Road, Suite 301
Burlingame, California 94010

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by InterMune, Inc. (the "Company") of an abbreviated Registration Statement on Form S-3 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") covering separate underwritten public offerings of (i) up to an additional eight hundred forty-five thousand eight hundred ninety-six (845,896) shares of the Company's common stock, $0.001 par value per share (the "Equity Offering Shares"), including ninety-five thousand eight hundred ninety-six (95,896) Equity Offering Shares that may be sold pursuant to the exercise of an over-allotment option; and (ii) an aggregate of up to an additional five million seven hundred fifty thousand dollar ($5,750,000) principal amount of Convertible Subordinated Notes due 2006 (the "Notes"), including seven hundred fifty thousand dollar ($750,000) principal amount thereof that may be issued if an over-allotment option to purchase additional Notes is exercised, and shares of the Company's common stock, $0.001 par value per share, issuable upon conversion of the Notes (the "Conversion Shares"). The Notes will be issued pursuant to an Indenture between the Company and The Bank of New York, as trustee (the "Indenture").

    In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectuses and the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect; (ii) assumed that the Equity Offering Shares will be sold by the Underwriters at a price established by the Board of Directors of the Company or a duly authorized committee of the Board of Directors of the Company; (iii) assumed that the Notes will be issued and sold by the Underwriters in accordance with the terms of the Indenture at a price and on the terms established by the Board of Directors of the Company or a duly authorized committee of the Board of Directors of the Company; and (iv) examined copies of the form of Indenture filed with the Registration Statement, the form of the Notes to be issued pursuant to the Indenture and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness of such documents.

    Our opinion is expressed solely with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and, as to the Notes constituting legal and binding obligations of the Company, the laws of the State of New York. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Equity Offering Shares, when sold and issued in accordance with the Registration Statement and related Prospectus for the Equity Offering Shares, will be validly issued, fully paid and non-assessable; (ii) the Notes, when sold and issued in accordance with the Registration Statement and related Prospectus for the Notes, will constitute valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law); and (iii) the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the Prospectuses included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ FRANCIS WHEELER Francis R. Wheeler, Partner